OPPORTUNITY PARTNERS L.P.
60 Heritage Drive
Pleasantville NY 10570
Phone (914) 747-5262


November 5, 2000




Eric E. Miller
Secretary
Lincoln National Convertible Securities Fund, Inc.
One Commerce Square
Philadelphia, PA 19103

Dear Mr. Miller:

We have beneficially owned shares of Lincoln National Convertible Securities Fund, Inc. (the "Fund") valued at more than $2,000 for more than one year, and we expect to continue ownership through the date of the Fund's next annual meeting. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 we are hereby submitting the following shareholder proposal and supporting statement for inclusion in the Fund's proxy statement for the next annual meeting of stockholders or any earlier meeting.

RESOLVED: The following by-law shall be adopted: "The investment advisory agreement shall be submitted to shareholders for a vote in 2002 and every year thereafter. If the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not inconsistent with state or federal law. The provisions of this by-law may only be amended, added to, rescinded or repealed by the shareholders."
Supporting Statement

Section 15a-2 of The Investment Company Act of 1940 requires the investment advisory agreement for every mutual fund to be "approved at least annually by the board of directors or by vote of a majority of the outstanding voting securities." Thus, under the law, the Board does not have an exclusive right to approve the advisory agreement. Yet, our Board of Directors has acted as if it alone had the power to approve the renewal of the investment advisory agreement because it has never once permitted the shareholders to vote on it.

	Shareholders pay the advisor around $1 million a year to manage the Fund. So, it is only fair that shareholders like you be able to vote "yea or nay" on the advisory contract each year. The law specifically permits shareholders to vote on the re-approval of the advisory contract for a very good reason. It makes the investment advisor accountable to the people who pay the advisor's fees and not just to a friendly board of directors. The shareholders lose this critical protection if the Board continually denies them an opportunity to vote on the advisory contract.

             This proposal is designed to allow you to decide for yourself whether or not you want to renew the Fund's lucrative advisory agreement with the advisor. Unless you don't think that you are intelligent enough to decide if you want the advisor to continue to manage the Fund and therefore want the board of directors to make this decision for you, you should vote FOR this proposal.

Very truly yours,

Phillip Goldstein
Portfolio Manager




OPPORTUNITY PARTNERS L.P.
60 Heritage Drive
Pleasantville, NY 10570
Phone (914) 747-5262


December 5, 2000


David F. Conner
Secretary
Lincoln National Convertible Securities Fund, Inc.
C/o Delaware Investments
2005 Market Street
Philadelphia, PA 19103

Dear Mr. Conner:

Please be advised that we intend to nominate a sufficient number of candidates to be elected as director to fill all seats that will be up for election at the next annual meeting of stockholders. Our nominees will be persons who understand and respect the voting rights of all stockholders. Please advise us which directorships are to be filled at the meeting as soon as that is determined.

We also intend to present the following proposal for a vote by stockholders: The following bylaw shall be adopted: "No lawsuit against any stockholder of the Company shall be pursued unless ratified by the stockholders no later than (i) 120 days after such lawsuit is filed or (ii) 120 days after adoption of this bylaw. This bylaw may only be altered, amended or repealed by the stockholders."

We intend to solicit proxies from all stockholders for the next annual meeting on all matters to be voted upon at the meeting including the above proposal and the election of directors.

Please advise us as soon as possible if the board has changed the bylaws in any way that would affect the nomination of directors or the submission of proposals by stockholders or if you believe there is any reason whatsoever that we may not present the above proposal or nominate candidates for election as directors or why we may not solicit proxies and vote them as instructed.


Very truly yours,

Phillip Goldstein
Portfolio Manager